EXHIBIT 11
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                                   PAGE 1

                 COMPUTATION OF NET INCOME PER COMMON SHARE
                                 (UNAUDITED)
                            DOLLARS IN THOUSANDS


                            Thirteen Weeks Ended    Thirty-Nine Weeks Ended
                           October 26, October 28,  October 26, October 28,
                                  1996        1995         1996        1995

The computation of net
  income available and
  adjusted shares
  outstanding follows:

Net income                     $87,510     $33,877     $153,650     $17,100

Less:
  Preferred stock dividends          -           -            -      (5,367)

Net income used for primary
  and fully diluted
  computation                  $87,510     $33,877     $153,650     $11,733



Weighted average number
  of common shares          77,725,253  72,414,610   77,722,260  72,412,265
  outstanding

Add (where dilutive):
  Assumed exercise of those
  options that are common
  stock equivalents, net of
  treasury shares deemed to
  have been repurchased      1,163,362      72,373    1,110,878      72,270

  Assumed exercise of
  convertible preferred
  stock                     11,740,891   4,371,199   11,740,891           -

Adjusted shares out-
  standing, used for
  primary and fully
  diluted computation       90,629,506  76,858,182   90,574,029  72,484,535

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